Exhibit 3.4

CERTIFICATE OF INCORPORATION OF

IRONCLAD ENCRYPTION CORPORATION

Pursuant to the provisions of the Delaware General Corporation Law, the undersigned corporation hereby adopts the following Certificate of Incorporation as follows:

ARTICLE I

NAME

The name of the corporation is IronClad Encryption Corporation (the “Corporation”).

ARTICLE II

DURATION

The Corporation has perpetual existence.

ARTICLE III

CORPORATION PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

REGISTERED OFFICE AND ADDRESS

The address of the registered office of the Corporation in the state of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of its initial registered agent at such address is The Corporation Trust Company.

ARTICLE V

INCORPORATOR

The name and address of the sole incorporator are as follows:

Name:	Mailing Address:

Len E. Walker	777 South Post Oak Lane, Suite 1700
Houston, TX 77056

ARTICLE VI

CAPITALIZATION

Section 1         Aggregate Number of Shares. The total number of shares which the Corporation shall have authority to issue is 171,707,093, having a par value of $0.001 per share, of which (a) 20,000,000 shares shall be Preferred Stock, (b) 150,000,000 shares shall be Class A Common Stock, and (c) 1,707,093 shares shall be Class B Common Stock.

Section 2         Rights of Preferred Stock. The Preferred Stock shall be entitled to preference over the Common Stock with respect to the distribution of assets of the Corporation in the event of liquidation, dissolution, or winding-up of the Corporation, whether voluntarily or involuntarily, or in the event of any other distribution of assets of the Corporation among its stockholders for the purpose of winding up its affairs. The authorized, but unissued shares of Preferred Stock, may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors, in their sole discretion, shall have the power to determine the relative powers, preferences and rights of each series of Preferred Stock.

Section 3         Rights of Common Stock. The designations, relative rights, preferences and limitations of the shares of Class A Common Stock and Class B Common Stock are as follows:

Class A Common Stock:

Voting. The holders of Class A Common Stock shall at all times vote as one class, with each holder of record entitled to one vote for each share held. A holder of shares of Class A Common Stock shall not be entitled as a matter of right to cumulate its votes.

Dividends. Each issued and outstanding share of Class A Common Stock shall entitle the holder thereof to receive dividends (whether payable in cash, stock or otherwise), when, as and if declared by the board of directors of the Corporation out of funds legally available therefore.

Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Class A Common Stock shall entitle the holder of record thereof to receive ratably and equally all the assets and funds of the Corporation available for distribution to its stockholders, whether from capital or surplus.

Merger, Consolidation, Etc. Upon the merger or consolidation of the Corporation (in a merger or consolidation in which stockholders of the Corporation receive cash or securities of any other person or entity upon such merger or consolidation), or upon the sale or other disposition of all or substantially all of the properties and assets of the Corporation as an entirety to any person or entity, the aggregate consideration therefore payable to the stockholders of the Corporation, if any, shall be distributed as if such merger, consolidation, sale or other disposition were a distribution in liquidation, dissolution or winding up of the affairs of the Corporation.

Preemptive Rights. A holder of shares of Class A Common Stock shall not be entitled as a matter of right to preemptive rights to acquire additional shares of capital stock of the Corporation.

Class B Common Stock:

Voting. The holders of Class B Common Stock shall not be entitled to vote with respect to any matter submitted to the stockholders of the Corporation for a vote.

Dividends. Each issued and outstanding share of Class B Common Stock shall entitle the holder thereof to receive dividends (whether payable in cash, stock or otherwise), when, as and if declared by the board of directors of the Corporation out of funds legally available therefore.

Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Class B Common Stock shall entitle the holder of record thereof to receive ratably and equally all the assets and funds of the Corporation available for distribution to its stockholders, whether from capital or surplus.

Merger, Consolidation, Etc. Upon the merger or consolidation of the Corporation (in a merger or consolidation in which stockholders of the Corporation receive cash or securities of any other person or entity upon such merger or consolidation), or upon the sale or other disposition of all or substantially all of the properties and assets of the Corporation as an entirety to any person or entity, the aggregate consideration therefore payable to the stockholders of the Corporation, if any, shall be distributed as if such merger, consolidation, sale or other disposition were a distribution in liquidation, dissolution or winding up of the affairs of the Corporation.

Preemptive Rights. A holder of shares of Class B Common Stock shall not be entitled as a matter of right to preemptive rights to acquire additional shares of capital stock of the Corporation.

ARTICLE VII

PREEMPTIVE RIGHTS

Except as may otherwise be provided by the Board of Directors, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation.

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ARTICLE VIII

NO CUMULATIVE VOTING

Each stockholder entitled to vote at any election of directors shall have the right to vote, in person or by proxy, one vote for each share of stock owned by such stockholder for as many persons as there are directors to be elected and for whose election such stockholder has a right to vote, and no stockholder shall be entitled to cumulate its votes.

ARTICLE IX

LIMITATION OF LIABILITY OF DIRECTORS

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

BYLAWS

The board of directors shall have the power to adopt, alter, amend or repeal the Bylaws of the Corporation or adopt new Bylaws. Nothing herein shall deny the concurrent power of the stockholders to adopt, alter, amend or repeal the Bylaws.

ARTICLE XI

AMENDMENT TO CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in any manner now or hereafter permitted by law, and all rights and powers conferred herein on the stockholders and directors of the Corporation are subject to this reserved power.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 16th day of October, 2017.

/s/ Len E. Walker
Len E. Walker, Sole Incorporator

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